SONY CORP S-8

Exhibit 5.1

July 19, 2019

Sony Corporation

7-1, Konan 1-chome

Minato-ku, Tokyo 108-0075

Japan

Ladies and Gentlemen:

We have acted as Japanese counsel to Sony Corporation, a corporation organized under the laws of Japan (“Sony”) in connection with the Registration Statement as defined below. Sony has requested our opinion in connection with a Registration Statement on Form S-8 (the “Registration Statement”) which is (i) to be filed by it with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended (the “Act”); and which (ii) relates to an aggregate of 168,900 shares of its common stock (the “Shares”) which are subject to vesting restrictions to be issued pursuant to the Sixth Series of Restricted Stock Plan of Sony to Corporate Executive Officers, Non-Executive Directors and Executives of Sony and an Executive of a subsidiary of Sony in connection with its Stock Incentive Plan.

In connection with this opinion letter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the Registration Statement and such other records, documents, certificates, agreements, or other instruments and have made such other inquiries, all as we deemed necessary to enable us to render the opinions expressed below.

Based on the foregoing, we are of the opinion that the Shares to be issued pursuant to the Sixth Series of Restricted Stock Plan of Sony have been duly and validly authorized for issuance and, when issued pursuant to the Sixth Series of Restricted Stock Plan of Sony, will be validly issued, fully paid and non-assessable.

We are members of the bar of Japan and our opinion is limited solely to the laws of Japan effective as of the date hereof.

We consent to the inclusion of this opinion as part of the Registration Statement and to the reference to our firm therein. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules promulgated thereunder.

Very truly yours,

/s/ Nagashima Ohno & Tsunematsu

(MI/AY)